CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Reports to Shareholders" in the Statement of Additional Information and to the incorporation by reference of our reports on Investors Municipal Cash Fund - Tax-Exempt New York Money Market Fund, - Investors Florida Municipal Cash Fund,
- Investors New Jersey Municipal Cash Fund, - Investors Pennsylvania Municipal Cash Fund and - Investors Michigan Municipal Cash Fund dated May 4, 2001 in Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933 (File No. 33-34819) and in this Amendment No. 19 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-6108) of Investors Municipal Cash Fund.

                                                          /s/ERNST & YOUNG LLP

                                                          ERNST & YOUNG LLP

Chicago, Illinois
July 26, 2001